UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-2352
Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-58953
Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-56920
Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-117239
Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-159269

UNDER
THE SECURITIES ACT OF 1933

 ASSISTED LIVING CONCEPTS, INC.
(Exact name of registrant as specified in its charter)

Nevada	93-1148702
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

W140 N8981 Lilly Road
Menomonee Falls, WI 53051
(Address of Principal Executive Offices)

1994 Stock Option Plan
The Amended And Restated 1994 Stock Option Plan
The Non-Executive Employee Equity Participation Plan
2002 Incentive Award Plan
2006 Omnibus Incentive Compensation Plan

(Full Title of the Plan)

Ronald Cami
Vice President
Assisted Living Concepts, Inc.
W140 N8981 Lilly Road
Menomonee Falls, WI 53051
262-257-8888
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Joseph A. Coco, Esq.
Peter D. Serating, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Assisted Living Concepts, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission:

1.
Registration Statement No. 333-159269, filed on May 15, 2009, registering an additional 800,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), issuable under the Company’s 2006 Omnibus Incentive Compensation Plan (the “2006 Omnibus Incentive Compensation Plan”);

2.	Registration Statement No. 333-117239, filed on July 8, 2004, registering an additional 750,000 shares of the Company’s Common Stock (the “Common Stock”) issuable under the Company’s 2002 Incentive Award Plan (the “2002 Incentive Award Plan”);

3.	Registration Statement No. 333-56920, filed on March 12, 2001, registering an additional 500,000 shares of Common Stock issuable under the Company’s Non-Executive Employee Equity Participation Plan (the “Non-Executive Employee Equity Participation Plan”);

4.	Registration Statement No. 333-58953, filed on July 13, 1998, registering an additional 1,508,000 shares of Common Stock issuable under the Company’s Amended and Restated 1994 Stock Option Plan (the “Amended and Restated 1994 Stock Option Plan”); and

5.	Registration Statement No. 333-2352, filed on March 14, 1996, registering an additional 600,000 shares of Common Stock, issuable under the Company’s 1994 Stock Option Plan (the “1994 Stock Option Plan”).

On July 11, 2013, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of February 25, 2013, among the Company, Aid Holdings, LLC, a Delaware limited liability company (“Holdings”), and Aid Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.  Accordingly, pursuant to undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these post-effective amendments to the Registration Statements to deregister all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menomonee Falls, State of Wisconsin, on this 15th day of July, 2013.

ASSISTED LIVING CONCEPTS, LLC (as successor by conversion to Assisted Living Concepts, Inc.)

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President